EXHIBIT 99.1

Stacey Dwyer, EVP
301 Commerce Street, Ste. 500, Fort Worth, Texas 76102
817-390-8200
January 9, 2007

D.R. HORTON, INC., AMERICA’S BUILDER, REPORTS NET SALES ORDERS FOR THE FIRST QUARTER OF FISCAL 2007

FORT WORTH, TEXAS – D.R. Horton, Inc. (NYSE:DHI), America’s Builder, the largest homebuilder in the United States, Tuesday (January 9, 2007), reported net sales orders for the first quarter ended December 31, 2006 of 8,771 homes ($2.3 billion), compared to 11,463 homes ($3.2 billion) for the same quarter of fiscal 2006. The Company’s cancellation rate (sales orders cancelled divided by gross sales orders) for the first quarter of fiscal 2007 was 33%, compared to 40% in the fourth quarter of fiscal 2006.

Donald R. Horton, Chairman of the Board, said, “Our people worked very hard to achieve these net sales orders during a time when the selling conditions in the homebuilding industry remain challenging. Although our cancellation rate decreased in the first quarter of fiscal 2007 compared to the fourth quarter of fiscal 2006, we continue to experience higher than normal cancellation rates and an increased use of sales incentives in many of our markets.”

The Company will release earnings for the quarter ended December 31, 2006 on Tuesday, January 23, 2007 before the market opens. A conference call will be held Tuesday, January 23, 2007 at 10:00 a.m. ET. The dial in number is 800-374-9096. Participants are encouraged to call in five minutes before the call begins (9:55 a.m. ET). Please reference the call host, Donald J. Tomnitz, CEO of D.R. Horton, Inc. The call will also be webcast from the Company’s website at www.drhorton.com on the “Investor Relations” page. A replay of the conference call will be available after 2 p.m. ET on January 23, 2007 at 800-642-1687, reference number 5304468. The replay will also be available from the Company’s website at www.drhorton.com on the “Investor Relations” page. The replay will be available through midnight ET on February 6, 2007.

Historical net sales orders, homes closed and sales order backlogs for our revised reporting regions are now available on the Company’s website at www.drhorton.com on the “Investor Relations” page.

D.R. Horton, Inc., America’s Builder, is the largest homebuilder in the United States, delivering more than 53,000 homes in its fiscal year ended September 30, 2006.  Founded in 1978 in Fort Worth, Texas, D.R. Horton has expanded its presence to include 84 markets in 27 states in the Northeast, Southeast, South Central, Southwest, California and West regions of the United States. The Company is engaged in the construction and sale of high quality homes with sales prices ranging from $90,000 to over $900,000.  D.R. Horton also provides mortgage financing and title services for homebuyers through its mortgage and title subsidiaries.

D.R. HORTON, INC.
(Dollars in millions)
NET SALES ORDERS

	Three months ended December 31,
	2005		2006
	Homes	Dollars	Homes	Dollars
Northeast	1,694	$456.9	1,155	$313.2
Southeast	1,795	468.5	1,372	321.6
South Central	2,737	472.6	1,923	348.5
Southwest	2,713	736.6	2,299	485.9
California	1,632	712.9	1,336	572.7
West	892	319.3	686	251.0

Total	11,463	$3,166.8	8,771	$2,292.9

WEBSITE ADDRESS: www.drhorton.com